Exhibit 99.1

For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Solid Second Quarter 2007 Financial Results

•	Revenues up 39% to $66.7 million
•	Operating income up 52% to $4.8 million
•	Operating margin increases to 7.2%
•	Second quarter EPS up 47% to $0.22

RESTON, Va. -- BUSINESS WIRE -- July 31, 2007 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the second quarter of 2007. The table below is a summary of our financial results:

	Q2: 2007	YTD: 2007
Revenues	$66.7 million	$131.0 million
Operating income	$4.8 million	$9.5 million
Operating margin	7.2%	7.2%
Net income	$3.0 million	$5.9 million
Diluted EPS (GAAP)	$0.22	$0.44

Reported Results
For the second quarter of 2007, NCI reported revenues of $66.7 million compared to $47.9 million for the second quarter of 2006. This represents a growth rate of approximately 39%, and an organic revenue growth rate of 25%, and is primarily due to new task orders under NCI’s GWAC contract vehicles as well as growth on existing programs and the acquisition of Operational Technologies Services, Inc. (OTS) and Karta Technologies, Inc. (Karta). Operating income for the second quarter of 2007 was $4.8 million, compared to $3.2 million for the second quarter of 2006. The increase was due to the higher volume of revenue on a year-over-year basis and the leveraging of indirect costs over a larger revenue base. This resulted in an operating margin of 7.2% for the second quarter of 2007 compared to 6.6% for the same period in 2006. Net income for the second quarter was $3.0 million, compared to $2.0 million for the same period in 2006. Diluted earnings per share for the second quarter were $0.22, compared to $0.15 per share for the comparable period in 2006. The effective tax rate for the second quarter of 2007 was 39.5%.  Diluted shares outstanding were approximately 13.5 million shares for both the second quarters of 2007 and 2006.

For the first six months of 2007, NCI reported revenues of $131.0 million, compared to $93.9 for the first six months of 2006.  Operating income for the first six months of 2007 was $9.5 million, or an operating margin of 7.2%, compared to $5.8 million, or an operating margin of 6.2%, for the first six months of 2006.  Net income for the first six months of 2007 was $5.9 million, compared to $3.7 million for the same period in 2006.   Diluted earnings per share for the first six months of 2007 were $0.44 per share, compared to $0.28 per share for the comparable period in 2006.  Diluted shares outstanding were approximately 13.5 million shares for both the first halves of 2007 and 2006.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to report a very successful quarter in which we achieved strong financial performance and expanded our market presence with the closing of the acquisition of Karta Technologies, Inc.  We are delighted with the business positioning this acquisition affords us. Together with the acquisition of Operational Technologies, Inc. in the first quarter of this year, we are confident that the combination of all three entities will provide NCI with an excellent platform for organic growth in 2008 and beyond.”

Business Highlights
NCI’s president and COO, Terry Glasgow, stated, “During the second quarter we continued to deliver outstanding business results in our core business areas.  The year-over-year improvement in our key financial metrics reflects the focus we have on business development activities to achieve long-term sustainable organic growth.  The acquisition of Karta Technologies represents an important step in achieving our long-term growth objectives.”

Key Metrics
NCI reported total backlog for the second quarter of 2007 of $755 million, of which $137 million was funded backlog.  This compares to total backlog of $545 million at the end of the second quarter of 2006, including $71 million in funded backlog.  Of the $210 million increase in total backlog, approximately $155 million resulted from the acquisition of Karta. During the second quarter of 2007, approximately 80% of revenue was from prime contracts.  Time-and-materials contracts accounted for 41% of revenue, cost-plus contracts accounted for 32% of revenue, and fixed-price contracts accounted for 27% of revenue for the second quarter of 2007.  Our customer mix for the second quarter of 2007 reflects approximately 82% of revenues from the Department of Defense and Intelligence customers and approximately 18% of revenues from federal civilian agencies.

Outlook
The table below summarizes the guidance ranges for the third quarter and full year of 2007.  This outlook does not reflect the impact of any future acquisitions, but does reflect the acquisitions of OTS and Karta.

	3rd Quarter 2007	Full Year 2007
Revenue	$82 million - $87 million	$290 million - $300 million
Diluted Earnings Per Share	$0.20 - $0.22	$0.84 - $0.90

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EDT, to discuss second quarter 2007 results and answer questions.  Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international).  The confirmation code for the live call is 9834299.  The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EDT today and will remain available for a two-week period.  To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international).  The confirmation code for the replay is 9834299.  A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,900 employees and 50 locations worldwide.  For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control.  Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate Operational Technologies Services, Inc., Karta Technologies, Inc. and future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2006, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	$66,703	$47,857	$130,994	$93,891

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	58,237	41,096	113,746	80,566
General and administrative expense	3,078	2,939	6,658	6,193
Depreciation and amortization	356	406	726	816
Amortization of intangible assets	217	242	400	488
Total operating costs and expenses	61,888	44,683	121,530	88,063

Operating income	4,815	3,174	9,464	5,828
Interest income	212	208	354	325
Interest expense	(58)	(19)	(82)	(45)

Income before income taxes	4,969	3,363	9,736	6,108
Income tax expense	1,961	1,316	3,843	2,391
Net income	$3,008	$2,047	$5,893	$3,717

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,328	13,328	13,328	13,328

Net income per share	$0.23	$0.15	$0.44	$0.28

Diluted:

Weighted average shares and equivalent shares outstanding	13,524	13,503	13,516	13,502

Net income per share	$0.22	$0.15	$0.44	$0.28

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,680	$13,930
Accounts receivable, net	74,940	65,841
Deferred tax assets	1,809	1,678
Prepaid expenses and other current assets	699	1,280
Total current assets	86,128	82,729

Property and equipment, net	5,272	4,925
Other assets	866	785
Deferred tax assets, net	499	552
Intangible assets, net	1,892	381
Goodwill	79,298	17,427
Total assets	$173,955	$106,799

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,033	$22,712
Accrued salaries and benefits	12,435	9,036
Other accrued expenses/liabilities	5,766	3,402
Deferred revenue	2,596	1,259
Total current liabilities	42,830	36,409

Line of credit, net of current portion	55,000	—
Other liabilities	112	168
Deferred rent	3,379	3,636
Total liabilities	101,321	40,213

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,626	57,580
Deferred compensation	(398)	(507)
Retained earnings	15,152	9,259
Total stockholders’ equity	72,634	66,586
Total liabilities and stockholders’ equity	$173,955	$106,799

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities
Net income	$5,893	$3,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,126	1,304
(Gain) on sale and disposal of property and equipment	—	(1)
Non-cash stock compensation expense	154	57
Deferred income taxes	(77)	1,426
Changes in operating assets and liabilities:
Accounts receivable, net	7,776	3,685
Prepaid expenses and other assets	915	(336)
Accounts payable	(3,774)	1,630
Accrued expenses/other current liabilities	1,682	(385)
Deferred rent	(232)	(203)
Net cash provided by operating activities	13,463	10,894

Cash flows from investing activities
Purchase of property and equipment	(443)	(177)
Proceeds from sale of property and equipment	—	4
Cash paid for acquisitions, net of cash received	(73,146)	—
Net cash used in investing activities	(73,589)	(173)

Cash flows from financing activities
Proceeds from line of credit	55,000	—
Principal payments under capital lease obligations	(124)	(147)
Distributions to stockholders	—	(5,866)
Net cash provided by (used in) financing activities	54,876	(6,013)

Net change in cash and cash equivalents	(5,250)	4,708
Cash and cash equivalents, beginning of year	13,930	12,323
Cash and cash equivalents, end of period	$8,680	$17,031

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$82	$45
Income taxes	$3,645	$26

Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$2	$156

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